Exhibit 3.1

ARTICLES OF INCORPORATION
OF
GEORGIA BANKING COMPANY, INC.

ARTICLE ONE
NAME

The name of the corporation is Georgia Banking Company, Inc. (the "Corporation").

ARTICLE TWO

INITIAL REGISTERED OFFICE AND AGENT

The street address and county of the initial registered office of the corporation shall be at 999 Peachtree Street, N.E., Suite 1400, Atlanta, Georgia 30309. The initial registered agent of the corporation at such address shall be Neil E. Grayson.

ARTICLE THREE
CAPITALIZATION

The Corporation shall have the authority, exercisable by its board of directors (the "Board of Directors"), to issue up to 10,000,000 shares of voting common stock, par value $.01 per share (the "Common Stock").

The Corporation shall have the authority, exercisable by its Board of Directors, to issue up to 10,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"), any part or all of which shares of Preferred Stock may be established and designated from time to time by the Board of Directors by filing an amendment to these Articles of Incorporation (a "Preferred Stock Designation"), which is effective without shareholder action, in accordance with the appropriate provisions of the Georgia Business Corporation Code (the "Code") in such series and with such preferences, limitations, and relative rights as may be determined by the Board of Directors. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of the majority of the shares of Common Stock, without a vote of the holders of the shares of Preferred Stock, or of any series thereof, unless a vote of any such holders is required by law or pursuant to the Preferred Stock Designation or Preferred Stock Designations establishing the series of Preferred Stock.

ARTICLE FOUR

MAILING ADDRESS OF PRINCIPAL OFFICE

The mailing address of the initial principal office of the corporation is as follows:

999 Peachtree Street, N.E.
First Union Plaza, Suite 1400
Atlanta, Georgia 30309

ARTICLE FIVE

LIMITATION ON DIRECTOR LIABILITY

No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of the duty of care or any other duty as a director, except that such liability shall not be eliminated for:

(i)            any appropriation, in violation of the director's duties, of any business opportunity of the corporation;

(ii)           acts or omissions that involve intentional misconduct or a knowing violation of law;

(iii)          liability under Section 14-2-832 (or any successor provision or redesignation thereof) of the Code; and

(iv)          any transaction from which the director received an improper personal benefit.

If at any time the Code shall have been amended to authorize the further elimination or limitation of the liability of a director, then the liability of each director of the corporation shall be eliminated or limited to the fullest extent permitted by the Code, as so amended, without further action by the shareholders, unless the provisions of the Code, as amended, require further action by the shareholders.

Any repeal or modification of the foregoing provisions of this Article Six shall not adversely affect the elimination or limitation of liability or alleged liability pursuant hereto of any director of the corporation for or with respect to any alleged act or omission of the director occurring prior to such a repeal or modification.

ARTICLE SIX

INITIAL DIRECTORS

The name and address of the initial director of the corporation is:

R. Elliott Miller

12180 Mountain Laurel Drive

Roswell, Georgia 30075

ARTICLE SEVEN

CONSIDERATION OF OTHER CONSTITUENCIES

In discharging the duties of their respective positions and in determining what is in the best interests of the Corporation, the Board of Directors, committees of the Board of Directors, and individual directors, in addition to considering the effects of any actions on the Corporation and its shareholders, may consider the interests of the employees, customers, suppliers, creditors, and other constituencies of the Corporation and its subsidiaries, the communities and geographical areas in which the Corporation and its subsidiaries operate or are located, and all other factors such directors consider pertinent. This provision solely grants discretionary authority to the directors and shall not be deemed to provide to any other constituency any right to be considered.

ARTICLE EIGHT

NAME AND ADDRESS OF THE SOLE INCORPORATOR

The sole incorporator is Neil E. Grayson, whose address is 999 Peachtree Street, N.E., Suite 1400, First Union Plaza, Atlanta, Georgia 30309.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation as of the date indicated below.

/s/ Neil E. Grayson
Neil E. Grayson
Sole Incorporator

Date:	March 24, 1998

ARTICLES OF AMENDMENT

OF

Georgia banking company, INC.

Pursuant to Section 14-2-1006 of the Georgia Business Corporation Code (the “BCC”), Georgia Banking Company, Inc., a Georgia corporation, hereby submits the following Articles of Amendment:

1.            The name of the corporation is Georgia Banking Company, Inc. (the “Corporation”).

2.            The Articles of Incorporation of the Corporation are amended as follows:

(a)              Amendment to Article Three. Article Three of the Articles of Incorporation of the Corporation is amended by deleting the first paragraph of Article Three and replacing it with the following in lieu thereof.

“The Corporation shall have the authority, exercisable by its board of directors (the “Board of Directors”), to issue a total of 50,000,000 shares of common stock, consisting of 40,000,000 shares of voting common stock, par value $0.01 per share (the “Common Stock”), and 10,000,000 shares of non-voting common stock, par value $0.01 per share (the “Non-Voting Common Stock”), having the powers, rights, and preferences, and the qualifications, limitations and restrictions thereof, as set forth in Exhibit A attached hereto. Subject to the provisions of any applicable law or the Bylaws of the Corporation (as from time to time amended) with respect to fixing the record date for the determination of shareholders entitled to vote, and except as otherwise provided by any applicable law or the by the resolution or resolutions of the Board of Directors providing for the issue of any series of Preferred Stock, the holders of the Common Stock shall have and possess exclusive voting power and rights for the election of directors and for all other purposes, with each share being entitled to one vote.”

(b)              Non-Voting Common Stock. The Articles of Incorporation of the Corporation are amended by adding the powers, rights, and preferences, and the qualifications, limitations, and restrictions thereof, of the Non-Voting Common Stock as set forth in Exhibit A attached hereto.

[Remainder of Page Intentionally Left Blank]

CERTIFICATE OF DESIGNATIONS

OF

NON-VOTING COMMON STOCK

OF

Georgia banking company, INC.

The shares of Non-Voting Common Stock of the Corporation shall have the following terms and provisions:

1.	Definitions.

a.	“Affiliate” has the meaning set forth in 12 C.F.R. Section 225.2(a) or any successor provision.

b.	“Articles of Incorporation” means the Articles of Incorporation of the Corporation, as amended and in effect from time and time.

c.	“Board of Directors” means the board of directors of the Corporation.

d.	A “business day” means any day other than a Saturday or a Sunday or a day on which banks in Georgia are authorized or required by law, executive order or regulation to close.

e.	“Certificate” means a certificate representing one (1) or more shares of Non-Voting Common Stock.

f.	“Common Stock” means the voting common stock of the Corporation, par value 0.01 per share.

g.	“Conversion” has the meaning set forth in Section 5.

h.	“Conversion Date” means the date that a share of Non-Voting Common Stock is converted into Common Stock in accordance with Section 5.

i.	“Corporation” means Georgia Banking Company, Inc., a Georgia corporation.

j.	“Dividends” has the meaning set forth in Section 3.

k.	“Liquidation Distribution” has the meaning set forth in Section 4.

l.	“Non-Voting Common Stock” has the meaning set forth in Section 2.

m.	“Permissible Transfer” means a transfer by the holder of Non-Voting Common Stock (i) to the Corporation; (ii) in a widespread public distribution of Common Stock or Non-Voting Common Stock; (iii) that is part of an offering that is not a widespread public distribution of Common Stock or Non-Voting Common Stock but is one in which no one transferee (or group of associated transferees) acquires the rights to receive two percent (2%) or more of any class of the Voting Securities of the Corporation then outstanding (including pursuant to a related series of transfers); (iv) that is part of a transfer of Common Stock or Non-Voting Common Stock to an underwriter for the purpose of conducting a widespread public distribution; (v) to a transferee that controls more than fifty percent (50%) of the Voting Securities of the Corporation without giving effect to such transfer; or (vi) that is part of a transaction approved by the Board of Governors of the Federal Reserve System (the “Federal Reserve”).

n.	“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, or any other form of entity not specifically listed herein.

o.	“Voting Security” has the meaning set forth in 12 C.F.R. Section 225.2(q) or any successor provision.

2.	Designation; Number of Shares. The class of shares of capital stock hereby authorized shall be designated as “Non-Voting Common Stock”. The number of authorized shares of the Non-Voting Common Stock shall be 10,000,000 shares. The Non-Voting Common Stock shall have a par value of $0.01 per share. Each share of Non-Voting Common Stock has the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption as described herein. Each share of Non-Voting Common Stock is identical in all respects to every other share of Non-Voting Common Stock.

3.	Dividends. The Non-Voting Common Stock will rank pari passu with the Common Stock with respect to the payment of dividends or distributions, whether payable in cash, securities, options or other property, and with respect to issuance, grant or sale of any rights to purchase stock, warrants, securities or other property (collectively, the “Dividends”). Accordingly, the holders of record of Non-Voting Common Stock will be entitled to receive as, when, and if declared by the Board of Directors, Dividends in the same per share amount as paid on the Common Stock, and no Dividends will be payable on the Common Stock or any other class or series of capital stock ranking with respect to Dividends pari passu with the Common Stock unless a Dividend identical to that paid on the Common Stock is payable at the same time on the Non-Voting Common Stock in an amount per share of Non-Voting Common Stock equal to the product of (a) the per share Dividend declared and paid in respect of each share of Common Stock and (b) the number of shares of Common Stock into which such share of Non-Voting Common Stock is then convertible (without regard to any limitations on conversion of the Non-Voting Common Stock); provided, however, that if a stock Dividend is declared on Common Stock payable solely in Common Stock, the holders of Non-Voting Common Stock will be entitled to a stock Dividend payable solely in shares of Non-Voting Common Stock. Dividends that are payable on Non-Voting Common Stock will be payable to the holders of record of Non-Voting Common Stock as they appear on the stock register of the Corporation on the applicable record date, as determined by the Board of Directors, which record date will be the same as the record date for the equivalent Dividend of the Common Stock. In the event that the Board of Directors does not declare or pay any Dividends with respect to shares of Common Stock, then the holders of Non-Voting Common Stock will have no right to receive any Dividends.

4.	Liquidation.

a.	Rank. The Non-Voting Common Stock will, with respect to rights upon liquidation, winding up and dissolution, rank (i) subordinate and junior in right of payment to all other securities of the Corporation which, by their respective terms, are senior to the Non-Voting Common Stock or the Common Stock, and (ii) pari passu with the Common Stock. Not in limitation of anything contained herein, and for purposes of clarity, the Non-Voting Common Stock is subordinated to the general creditors and subordinated debt holders of the Corporation, and the depositors of the Corporation’s bank subsidiaries, in any receivership, insolvency, liquidation or similar proceeding.

b.	Liquidation Distributions. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Non-Voting Common Stock will be entitled to receive, for each share of Non-Voting Common Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any Persons to whom the Non-Voting Common Stock is subordinate, a distribution (“Liquidation Distribution”) equal to (i) any authorized and declared, but unpaid, Dividends with respect to such share of Non-Voting Common Stock at the time of such liquidation, dissolution or winding up, and (ii) the amount the holder of such share of Non-Voting Common Stock would receive in respect of such share if such share had been converted into shares of Common Stock at the then applicable conversion rate at the time of such liquidation, dissolution or winding up (assuming the conversion of all shares of Non-Voting Common Stock at such time, without regard to any limitations on conversion of the Non-Voting Common Stock). All Liquidating Distributions to the holders of the Non-Voting Common Stock and Common Stock set forth in clause (ii) above will be made pro rata to the holders thereof.

c.	Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Non-Voting Common Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or property) of all or substantially all of the assets of the Corporation, will not constitute a liquidation, dissolution or winding up of the Corporation.

5.	Conversion.

a.	General.

i.	A holder of Non-Voting Common Stock shall be permitted to convert shares of Non-Voting Common Stock into shares of Common Stock at any time or from time to time, provided that upon such conversion the holder, together with all Affiliates of the holder, will not own or control in the aggregate more than nine point nine (9.9%) of the Common Stock (or of any class of Voting Securities issued by the Corporation), excluding for the purpose of this calculation any reduction in ownership resulting from transfers by such holder of Voting Securities of the Corporation (which, for the avoidance of doubt, does not include Non-Voting Common Stock). In any such conversion, each share of Non-Voting Common Stock will convert initially into one (1) share of Common Stock, subject to adjustment as provided in Section 6 below.

ii.	Each share of Non-Voting Common Stock will automatically convert into one (1) share of Common Stock, without any further action on the part of any holder, subject to adjustment as provided in Section 6 below, on the date a holder of Non-Voting Common Stock transfers any shares of Non-Voting Common Stock to a non-Affiliate of the holder in a Permissible Transfer.

iii.	To effect any permitted conversion under Section 5(a)(i) or Section 5(a)(ii), the holder shall surrender the certificate or certificates evidencing such shares of Non-Voting Common Stock, duly endorsed, at the registered office of the Corporation, and provide written instructions to the Corporation as to the number of shares for which such conversion shall be effected, together with any appropriate documentation that may be reasonably required by the Corporation. Upon the surrender of such certificate(s), the Corporation will issue and deliver to such holder (in the case of a conversion under Section 5(a)(i)) or such holder’s transferee (in the case of a conversion under Section 5(a)(ii)) a certificate or certificates for the number of shares of Common Stock into which the Non-Voting Common Stock has been converted and, in the event that such conversion is with respect to some, but not all, of the holder’s shares of Non-Voting Common Stock, the Corporation shall deliver to such holder a certificate or certificate(s) representing the number of shares of Non-Voting Common Stock that were not converted to Common Stock.

iv.	All shares of Common Stock delivered upon conversion of the Non-Voting Common Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests, charges and other encumbrances.

b.	Reservation of Shares Issuable Upon Conversion. The Corporation will at all times reserve and keep available out of its authorized but unissued Common Stock solely for the purpose of effecting the conversion of the Non-Voting Common Stock such number of shares of Common Stock as will from time to time be sufficient to effect the conversion of all outstanding Non-Voting Common Stock; and if at any time the number of shares of authorized but unissued Common Stock will not be sufficient to effect the conversion of all then outstanding Non-Voting Common Stock, the Corporation will take such action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common Stock to such number of shares as will be sufficient for such purpose.

c.	No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such actions as may be necessary or appropriate in order to protect the conversion rights of the holders of the Non-Voting Common Stock against impairment.

6.	Adjustments.

a.	Combinations or Divisions of Common Stock. In the event that the Corporation at any time or from time to time will effect a division of the Common Stock into a greater number of shares (by stock split, reclassification or otherwise other than by payment of a Dividend in Common Stock or in any right to acquire the Common Stock), or in the event the outstanding Common Stock will be combined or consolidated, by reclassification, reverse stock split or otherwise, into a lesser number of shares of the Common Stock, then the dividend, liquidation, and conversion rights of each share of Non-Voting Common Stock in effect immediately prior to such event will, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.

b.	Reclassification, Exchange or Substitution. If the Common Stock is changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a division or combination of shares provided for in Section 6(a) above), (1) the conversion ratio then in effect will, concurrently with the effectiveness of such transaction, be adjusted so that each share of the Non-Voting Common Stock will be convertible into, in lieu of the number of shares of Common Stock which the holders of the Non-Voting Common Stock would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equal to the product of (i) the number of shares of such other class or classes of stock that a holder of a share of Common Stock would be entitled to receive in such transaction and (ii) the number of shares of Common Stock into which such share of Non-Voting Common Stock is then convertible (without regard to any limitations on conversion of the Non-Voting Common Stock) immediately before that transaction and (2) the Dividend and Liquidation Distribution rights then in effect will, concurrently with the effectiveness of such transaction, be adjusted so that each share of Non-Voting Common Stock will be entitled to a Dividend and Liquidation Distribution right, in lieu of with respect to the number of shares of Common Stock which the holders of the Non-Voting Common Stock would otherwise have been entitled to receive, with respect to a number of shares of such other class or classes of stock equal to the product of (i) the number of shares of such other class or classes of stock that a holder of a share of Common Stock would be entitled to receive in such transaction and (ii) the number of shares of Common Stock into which such share of Non-Voting Common Stock is then convertible (without regard to any limitations on conversion of the Non-Voting Common Stock) immediately before that transaction.

c.	Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Section 6, the Corporation at its expense will promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Non-Voting Common Stock a certificate executed by the Corporation’s President (or other appropriate officer) setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation will, upon the written request at any time of any holder of Non-Voting Common Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, and (ii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Non-Voting Common Stock.

7.	Reorganization, Mergers, Consolidations or Sales of Assets. If at any time or from time to time there will be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares otherwise provided for in Section 6) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all the Corporation’s properties and assets to any other Person, then, as a part of such reorganization, merger, consolidation or sale, provision will be made so that the holders of the Non-Voting Common Stock will thereafter be entitled to receive upon conversion of the Non-Voting Common Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor company resulting from such merger or consolidation or sale, to which a holder of that number of shares of Common Stock deliverable upon conversion of the Non-Voting Common Stock would have been entitled to receive on such capital reorganization, merger, consolidation or sale (without regard to any limitations on conversion of the Non-Voting Common Stock).

8.	Redemption. Except to the extent a liquidation under Section 4 may be deemed to be a redemption, the Non-Voting Common Stock will not be redeemable at the option of the Corporation or any holder of Non-Voting Common Stock at any time. Notwithstanding the foregoing, the Corporation will not be prohibited from repurchasing or otherwise acquiring shares of Non-Voting Common Stock in voluntary transactions with the holders thereof, subject to compliance with any applicable legal or regulatory requirements, including applicable regulatory capital requirements. Any shares of Non-Voting Common Stock repurchased or otherwise acquired may be reissued as additional shares of Non-Voting Common Stock.

9.	Voting Rights. The holders of Non-Voting Common Stock will not have any voting rights, except as provided for herein and as may otherwise from time to time be required by law.

10.	Protective Provisions. So long as any shares of Non-Voting Common Stock are issued and outstanding, the Corporation will not (including by means of merger, consolidation or otherwise), without obtaining the approval (by vote or written consent) of the holders of a majority of the issued and outstanding shares of Non-Voting Common Stock, (a) alter or change the rights, preferences, privileges or restrictions provided for the benefit of the holders of the Non-Voting Common Stock, (b) increase or decrease the authorized number of shares of Non-Voting Common Stock or (c) enter into any agreement, merger or business consolidation, or engage in any other transaction, or take any action that would, in any of such instances, have the effect of changing any preference or any relative or other right provided for the benefit of the holders of the Non-Voting Common Stock. In the event that the Corporation offers to repurchase shares of Common Stock, the Corporation shall offer to repurchase shares of Non-Voting Common Stock pro rata based upon the number of shares of Common Stock such holders would be entitled to receive if such shares were converted into shares of Common Stock immediately prior to such repurchase.

11.	Notices. All notices required or permitted to be given by the Corporation with respect to the Non-Voting Common Stock shall be in writing, and if delivered by first class United States mail, postage prepaid, to the holders of the Non-Voting Common Stock at their last addresses as they shall appear upon the books of the Corporation, shall be conclusively presumed to have been duly given, whether or not the holder actually receives such notice; provided, however, that failure to duly give such notice by mail, or any defect in such notice, to the holders of any stock designated for repurchase, shall not affect the validity of the proceedings for the repurchase of any other shares of Non-Voting Common Stock, or of any other matter required to be presented for the approval of the holders of the Non-Voting Common Stock.

12.	Record Holders. To the fullest extent permitted by law, the Corporation will be entitled to recognize the record holder of any share of Non-Voting Common Stock as the true and lawful owner thereof for all purposes and will not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other Person, whether or not it will have express or other notice thereof.

13.	Term. The Non-Voting Common Stock shall have perpetual term unless converted in accordance with Section 5.

14.	No Preemptive Rights. The holders of Non-Voting Common Stock are not entitled to any preemptive or preferential right to purchase or subscribe for any capital stock, obligations, warrants or other securities or rights of the Corporation, except for any such rights that may be granted by way of separate contract or agreement to one or more holders of Non-Voting Common Stock.

15.	Replacement Certificates. In the event that any Certificate will have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Corporation, the posting by such Person of a bond in such amount as the Corporation may determine is necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Corporation will deliver in exchange for such lost, stolen or destroyed Certificate a replacement Certificate.

16.	Other Rights. The shares of Non-Voting Common Stock have no preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or rights, other than as set forth herein or as provided by applicable law.

SECOND ARTICLES OF AMENDMENT

OF

Georgia banking company, INC.

Pursuant to Section 14-2-1006 of the Georgia Business Corporation Code (the “GBCC”), Georgia Banking Company, Inc., a Georgia corporation, hereby submits the following Articles of Amendment:

1.     The name of the corporation is Georgia Banking Company, Inc. (the “Corporation”).

2.     The Articles of Incorporation of the Corporation are amended as follows:

(a)   The Articles of Incorporation, as amended, are further amended by the deletion of Section 1(m) of Exhibit A in its entirety and replacement with the new Section 1(m) of Exhibit A as follows:

“m.         “Permissible Transfer” means a transfer or assignment by a holder or other transferee or assignee of such initial or any subsequent holder of Non-Voting Common Stock (i) to the Corporation, (ii) in a widespread public distribution of Common Stock or Non-Voting Common Stock, (iii) to a transferee or assignee that would control more than fifty percent (50%) of every class of the Corporation’s outstanding Voting Securities without any transfer from the transferor, (iv) in a transaction in which no transferee or assignee (or group of associated transferees or assignees) would receive two percent (2%) or more of any class of Voting Securities of the Corporation outstanding (including pursuant to a related series of transfers) at such time or (v) that is part of a transfer of Common Stock or Non-Voting Common Stock to an underwriter for the purpose of conducting a widespread public distribution.”

(b)   The Articles of Incorporation, as amended, are further amended by the deletion of Section 2 of Exhibit A in its entirety and replacement with the new Section 2 of Exhibit A as follows:

“2.                  Designation; Number of Shares. The class of shares of capital stock hereby authorized shall be designated as “Non-Voting Common Stock.” The number of authorized shares of the Non-Voting Common Stock shall be 10,000,000 shares. The Non-Voting Common Stock shall have a par value of $0.01 per share. Each share of Non-Voting Common Stock has the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption as described herein. Each share of Non-Voting Common Stock is identical in all respects to every other share of Non-Voting Common Stock.”

(c)   The Articles of Incorporation, as amended, are further amended by the deletion of Section 5(a) of Exhibit A in its entirety and replacement with the new Section 5(a) of Exhibit A as follows:

“5.                  Conversion.

a.	General.

i.	Each share of Non-Voting Common Stock shall remain Non-Voting Common Stock for as long as it is owned or controlled by the initial holder or any other transferee or assignee of such initial or any subsequent holder; provided, that any such share of Non-Voting Common Stock may convert into an equal number of shares of Common Stock (A) in the hands of the initial holder or any transferee or assignee upon an issuance of Common Stock by the Corporation (including, without limitation, the issuance of Common Stock in respect of equity based compensation granted to directors or employees of the Corporation) or other event having a dilutive effect on such holder’s ownership of Common Stock (each, a “Triggering Event”); provided that no such conversion shall cause the holder, together with all Affiliates of the holder, to own or control a greater percentage of the Common Stock (or of any class of Voting Securities issued by the Corporation) than such holder, together with all Affiliates of the holder, owned or controlled immediately prior to such Triggering Event or (B) pursuant to a Permissible Transfer. In any such conversion, each share of Non-Voting Common Stock will convert into one (1) share of Common Stock, subject to adjustment as provided in Section 6 below.

ii.	Upon any permitted conversion under Section 5(a)(i), the holder shall surrender the certificate or certificates (if any) evidencing such shares of Non-Voting Common Stock, duly endorsed, at the registered office of the Corporation, and upon the surrender of such certificate(s), and if the Corporation elects to issue physical certificates, in the event that such conversion is with respect to some, but not all, of the holder’s shares of Non-Voting Common Stock, the Corporation shall deliver to such holder a certificate or certificate(s) representing the number of shares of Non-Voting Common Stock that were not converted to Common Stock. In any conversion that is permitted pursuant to Section 5(a)(i), the conversion of the applicable shares of Non-Voting Common Stock into an equal number of shares of Common Stock shall be deemed to have been effected as of the effectiveness of such conversion (in the case of Section 5(a)(i)(A)) or Permissible Transfer (in the case of Section 5(a)(i)(B)), all rights of the holder or transferor, as the case maybe, shall cease with respect to such shares of Non-Voting Common Stock at such time and the holder or transferee, as the case may be, shall receive shares of Common Stock in such conversion or transfer which shall be issued in such holder’s or transferee’s name on the stock transfer books of the Corporation.

iii.	All shares of Common Stock delivered upon conversion of the Non-Voting Common Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests, charges and other encumbrances.

(d)   The Articles of Incorporation, as amended, are further amended by the deletion of Section 7 of Exhibit A in its entirety and replacement with the new Section 7 of Exhibit A as follows:

“7.                  Reorganization, Mergers, Consolidations or Sales of Assets. If at any time or from time to time there will be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares otherwise provided for in Section 6) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all the Corporation’s properties and assets to any other Person, then, as a part of such reorganization, merger, consolidation or sale, provision will be made so that the holders of the Non-Voting Common Stock will thereafter be entitled to receive upon conversion of the Non-Voting Common Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor company resulting from such merger or consolidation or sale, to which a holder of that number of shares of Common Stock deliverable upon conversion of the Non-Voting Common Stock would have been entitled to receive on such capital reorganization, merger, consolidation or sale (without regard to any limitations on conversion of the Non-Voting Common Stock). Notwithstanding any other provision hereof, if a conversion of Non-Voting Common Stock is to be made in connection with a merger, reorganization, consolidation, reclassification or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property or in any dissolution or liquidation, the conversion of any shares of Non-Voting Common Stock may, at the election of the holder thereof, be conditioned upon the consummation of such event or transaction, in which case such conversion shall not be deemed to be effective until such event or transaction has been consummated.”

(e)   The Articles of Incorporation, as amended, are further amended by the deletion of Section 10 of Exhibit A in its entirety and replacement with the new Section 10 of Exhibit A as follows:

“10.                Protective Provisions. So long as any shares of Non-Voting Common Stock are issued and outstanding, the Corporation will not (including by means of merger, consolidation or otherwise), without obtaining the approval (by vote or written consent) of the holders of a majority of the issued and outstanding shares of Non-Voting Common Stock, (a) alter or change the rights, preferences, privileges or restrictions provided for the benefit of the holders of the Non-Voting Common Stock, or (b) increase or decrease the authorized number of shares of Non-Voting Common Stock. In the event that the Corporation offers to repurchase shares of Common Stock, the Corporation shall offer to repurchase shares of Non-Voting Common Stock pro rata based upon the number of shares of Common Stock such holders would be entitled to receive if such shares were converted into shares of Common Stock immediately prior to such repurchase.”

3.     This amendment was adopted by the Board of Directors of the Corporation at a meeting duly convened and held on June 14, 2026. Shareholder approval was not required in accordance with the provisions of Section 14-2-1105 of the GBCC.

4.     These Articles of Amendment shall be effective at the time and on the date they are filed with the Georgia Secretary of State.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment on this 15th day of June, 2026.

GEORGIA BANKING COMPANY, INC.

By:	/s/ Bartow Morgan, Jr.
Bartow Morgan, Jr.
Chief Executive Officer